Exhibit 99.1

Axiall Completes Financing on $250 Million Term Loan B

ATLANTA — Feb. 27, 2015 — Axiall Corporation (NYSE: AXLL) today announced that it has completed its financing for a new senior secured Term Loan B, which is scheduled to mature in February 2022, in an aggregate principal amount of $250 million. The new term loan was priced at LIBOR (as defined in the new term loan agreement), subject to a floor of .75%, plus an applicable margin of 3.25% per annum.

The company currently intends to use the proceeds from the new term loan to fund the repayment in full of its existing term loan, to pay transaction fees and expenses and for general corporate purposes.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

CONTACTS:

Investor contact:

Martin Jarosick, 1-770-395-4524

Media contact:

Chip Swearngan, 1-678-507-0554